Exhibit 99.1

Eastern American Natural Gas Trust

Eastern American Natural Gas Trust Announces Opinion of Financial Advisor and Recommendation Regarding Ensource Exchange Offer

Eastern American Natural Gas Trust

JPMorgan Chase Bank, N.A., Trustee

News
Release

For Immediate Release

Austin, Texas -- December 1, 2005—EASTERN AMERICAN NATURAL GAS TRUST (NYSE-NGT) announced today that it has received an opinion from the independent financial advisor retained by the Trust regarding the unsolicited exchange offer Ensource Energy Income Fund LP is making for all of the outstanding trust depositary units. Houlihan Lokey Howard & Zukin Financial Advisors, Inc., the independent financial advisor retained by the Trust, has delivered its written opinion dated November 29, 2005 that, based upon, and subject to the matters set forth therein, the terms of the Ensource offer, taken as a whole, are not fair, from a financial point of view, to the holders of Trust units.

The Trust has today filed a Statement on Schedule 14D-9 with the Securities and Exchange Commission, in which, based in part on the opinion of the independent financial advisor, the Trust recommends that unitholders not tender their Trust units.

The Trust will mail copies of the Schedule 14D-9, including a copy of the opinion of the independent financial advisor, to unitholders of record on November 25, 2005. Any unitholder may also obtain a copy by contacting MacKenzie Partners, Inc. toll-free at 1-800-322-2885.

Eastern American Natural Gas Trust is a grantor trust, which holds net profit interests in approximately 650 producing gas wells located in West Virginia and Pennsylvania. The Trust depository units include an interest in United States Treasury obligations with a face value of $20.00 per depository unit at maturity in 2013.

This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are "forward-looking statements" for purposes of these provisions. An investment in Units issued by Eastern American Natural Gas Trust is subject to the risks described in the Trust's Annual Report on Form 10-K for the year ended December 31, 2004, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, and all of its other filings with the Securities and Exchange Commission. The Trust's annual, quarterly and other filed reports, including the Schedule 14D-9 described in this press release, are available over the Internet at the SEC's web site at http://www.sec.gov.

Contact:	Eastern American Natural Gas Trust JPMorgan Chase Bank, N.A., as Trustee Institutional Trust Services Mike Ulrich 1(800) 852-1422 (512) 479-2562